Calculation of Filing Fee Tables
S-8
ORANGEKLOUD TECHNOLOGY INC.
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Class A Ordinary Shares, par value $0.004 per share	457(o)			$ 1,287,668.55	0.0001381	$ 177.83
Total Offering Amounts:						$ 1,287,668.55		$ 177.83
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 177.83
Offering Note
[1]	Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) under the Securities Act. The proposed maximum aggregate offering price is equal to the average of the high and low prices of shares Orangekloud Technology Inc. Class A ordinary shares on the Nasdaq Capital Market on June 3, 2026, multiplied by the number of shares registered.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims
Fee Offset Sources